Exhibit 99.1

DoubleVerify Appoints Rosie Perez and Scott Wagner to Board of Directors

Perez, CFO of American Express’ Global Commercial Services segment, and Wagner, former GoDaddy CEO, bring extensive Internet, operating and financial expertise

NEW YORK – October 7, 2021 – DoubleVerify ("DV") (NYSE: DV), a leading software platform for digital media measurement, data and analytics, today announced the appointment of Rosie Perez and Scott Wagner as independent directors to its Board of Directors, effective October 6, 2021. Perez will be a member of the Audit Committee and Wagner will serve on the Compensation Committee.

“We’re delighted to have Rosie and Scott join DV’s Board of Directors,” said Davis Noell, Chair of the DoubleVerify Board. “They both have extensive operational, financial and strategic experience, and proven track records leading companies at scale through growth initiatives. This experience and expertise will be essential as we continue to execute on our strategic plan and pursue our many opportunities for continued global expansion.”

Perez has spent 14 years in roles of increasing responsibility in the Finance organization of American Express. She currently serves as Senior Vice President, Chief Financial Officer of American Express’ Global Commercial Services (GCS) segment, a leading provider of corporate and small business cards worldwide. As CFO of GCS at American Express, Perez manages the segment’s P&L and leads her global team in providing financial guidance around long-term growth strategy, investments, products, benefits, and partnerships. She sits on both the Global Commercial Services Leadership Team and the Finance Leadership team. Prior to her current role, Perez led Investor Relations and served in several US and global finance roles at American Express. She is also the co-Executive Sponsor of American Express’ Hispanic Employee Network and sits on the Board of Amex Bank of Canada. Prior to joining American Express, Perez gained public accounting experience with Ernst & Young.

“I know the critical importance of managing a company’s strategic and financial initiatives, and understanding how they impact each facet of the business,” said Perez. “I am excited to join DV’s Board and support the company as it expands its business and operating footprint globally.”

Wagner served as Chief Executive Officer of GoDaddy from 2017 to 2019, and as President, Chief Operating Officer and Chief Financial Officer of GoDaddy from 2012 to 2017. While at GoDaddy, Wagner oversaw the company’s initial public offering and its operational transformation from a leading domain-name registrar in the United States into a thriving global

SaaS company with over 19 million customers and one of the largest technology platforms serving small and mid-sized businesses. He joined GoDaddy from global investment firm KKR, where he worked from 2000 to 2012. Wagner currently serves on the public boards of TrueWind Capital Bilander and Bill.com, as well as a several private growth companies, including GoFundMe and Kajabi.

“My seven years at GoDaddy provided me with deep insight into the workings of the Internet ecosystem and digital advertising,” said Wagner. “I look forward to supporting DV’s long-term strategic initiatives to ensure ongoing development and growth, as the company continues to transform the global digital media landscape.”

“Both Rosie and Scott are excellent additions to our Board,” said Mark Zagorksi, CEO of DoubleVerify. “Their extensive strategic, operational and leadership expertise, and impressive track records serving large, esteemed organizations, will be invaluable to DV as we continue to accelerate our global expansion and enterprise growth.”

About DoubleVerify

DoubleVerify is a leading software platform for digital media measurement, data and analytics. DV’s mission is to be the definitive source of transparency and data-driven insights into the quality and effectiveness of digital advertising for the world's largest brands, publishers and digital ad platforms. DV’s technology platform provides advertisers with consistent and unbiased data and analytics that can be used to optimize the quality and return on digital ad investments. Since 2008, DV has helped hundreds of Fortune 500 companies gain the most from their media spend by delivering best in class solutions across the digital advertising ecosystem, helping to build a better industry. Learn more at www.doubleverify.com.